EXHIBIT 5.4

FORM OF LEGAL OPINION

Strasburger & Price, L.L.P.
300 Convent Street, Suite 900
San Antonio, Texas 78205
210.250.6000
210.250.6100 (Fax)
www.strasburger.com

January 15, 2009

Royale Energy, Inc.
7676 Hazard Center Drive, Suite 1500
San Diego, California 92108

Re: Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for Royale Energy, Inc., a California Corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 1,140,798 shares of the Company's common stock (the "Shares"), as described in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement").  The Shares are to be issued in exchange for up to 3,992,792 shares of common stock of Aspen Exploration Corporation at an exchange ratio of one share of Company common stock for each 3.5 shares of Aspen Exploration Corporation common stock..

As such counsel, we have conducted such inquiries as we have deemed necessary for the purpose of rendering this opinion.  We have examined copies of the Registration Statement and the Exhibits thereto. We have conferred with officers of the Company and have examined the originals or certified, conformed or photostatic copies of such records of the Company, certificates of officers of the Company, certificates of public officials, and such other documents as we have deemed relevant and necessary under the circumstances as the basis of the opinion expressed herein. In all such examinations, we have assumed the authenticity of all documents submitted as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates.

Based upon the foregoing and subject to the qualifications and assumptions set forth herein, it is our opinion that, when and if (a) the Registration Statement shall be declared effective by the Securities and Exchange Commission, as the same may hereafter be amended; (b) the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, are taken; and (c) the Shares shall have been sold as contemplated in the Registration Statement, then all of the Shares, upon execution and delivery of proper certificates therefor, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion in the Exhibits to the Registration Statement. Subject to the foregoing, this opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter.

Very truly yours,

STRASBURGER & PRICE, L.L.P.

By:	/s/ David Cibrian
David Cibrian
Partner
Licensed to Practice in California